Exhibit 99.1

News Release

ascena retail group, Inc.

ANNOUNCES HOLIDAY SALES RESULTS AND

LOWERS FISCAL 2013 EARNINGS PER SHARE GUIDANCE

SUFFERN, NY – January 10, 2013 – Ascena Retail Group, Inc. (NASDAQ – ASNA) today announced sales results for the combined November and December Holiday period ended December 29, 2012. The Company also announced that, due to lower than planned Holiday sales, it is lowering earnings per share guidance for its current fiscal year ending July 27, 2013.

The Company noted that combined comparable store and e-commerce sales for the fiscal months of November and December increased 1% on a consolidated basis. The Company’s comparable store and e-commerce sales data is summarized below:

Combined Fiscal November and December
Comparable Store Sales
Justice	5%
Lane Bryant*	(9%)
maurices	(2%)
dressbarn	(8%)
Catherines*	4%
Total Company	(2%)

E-commerce comparable sales	30%
Combined store and e-commerce comparable sales	1%

*Comparable store sales for Lane Bryant and Catherines include sales for all stores that were open in both that period and the comparative period in the prior year.

David Jaffe, President and Chief Executive Officer of Ascena Retail Group, Inc., commented, “The Holiday selling season proved to be challenging and we increased promotional activity in order to ensure appropriate inventory levels going forward. We are taking the necessary markdowns in the second quarter to effectively transition into the spring season. As a result, we now believe full year adjusted diluted earnings per share guidance in the range of $1.20 to $1.30 is more appropriate, versus our previous guidance of $1.45 to $1.55.”

The Company noted that its updated guidance for Fiscal 2013 excludes one-time, acquisition-related integration, restructuring and purchase accounting costs that may be incurred related to the Charming Acquisition. The Company further noted that its guidance is based upon various assumptions, including spring season comparable store sales increases in the range of 3% - 5% and e-commerce sales growth of approximately 25%. For the full year, the Company continues to plan to open approximately 200 stores and close approximately 125 stores, ending the fiscal year with approximately 3,900 Justice, Lane Bryant, maurices, dressbarn and Catherines stores in operation.

The Company commented that it will be presenting at the 15th Annual ICR XChange Conference to be held at the Fontainebleau in Miami Beach, Florida on Wednesday, January 16, 2013 at 2:50 p.m. ET.

The Ascena Retail Group investor presentation will be webcast live and can be accessed at http://www.ascenaretail.com.

About Ascena Retail Group, Inc.

Ascena Retail Group, Inc. (NASDAQ: ASNA) is a leading specialty retailer offering clothing, shoes, and accessories for missy and plus-size women and tween girls, under the Justice, Lane Bryant, maurices, dressbarn and Catherines brands. Ascena Retail Group, Inc. operates through its subsidiaries approximately 3,800 stores throughout the United States, Puerto Rico and Canada.

For more information about Ascena Retail Group, Inc. and its brands, visit www.ascenaretail.com, www.charmingshoppes.com, www.shopjustice.com, www.lanebryant.com, www.maurices.com, www.dressbarn.com, www.catherines.com, www.cacique.com, www.figis.com and www.figisgallery.com.

Forward-Looking Statements

Certain statements made within this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially. The Company does not undertake to publicly update or review its forward-looking statements even if experience or future changes make it clear that our projected results expressed or implied will not be achieved. Detailed information concerning a number of factors that could cause actual results to differ materially from the information contained herein is readily available in the Company’s most recent Annual Report on Form 10-K for the year ended July 28, 2012 and Form 10-Q for the quarter ended October 27, 2012.

CONTACT:          Ascena Retail Group, Inc.

Investor Relations

(845) 369-4600

ICR, Inc.

James Palczynski

Senior Managing Director

(203) 682-8229

jp@icrinc.com